EXHIBIT 10.27

2008 RESTRICTED STOCK
GRANT AGREEMENT

Amended and Restated 2001 Directors and Officers Long-Term Incentive Plan

On ______, 2008 (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (the “Company”) selected you to receive a grant of Restricted Stock under the Company’s amended and restated 2001 Directors and Officers Long-Term Incentive Plan (the “Plan”) upon the terms and conditions set forth in this Grant Agreement (the “Agreement”).  The provisions of the Plan are incorporated herein by reference.  A copy of the Plan is attached for your reference.

Restricted Stock

Restricted Stock Award.  You have been awarded a grant of restricted stock.  This grant represents a right to be issued the number of shares of common stock of the Company as shown on the attached Notice of Grant on the Date of Grant, subject to the restrictions contained in this Agreement (“Restricted Stock”).  Shares evidencing the Restricted Stock will be issued in your name as of the Date of Grant.

Restrictions.  Unless and until the vesting requirements and other terms set forth in this Agreement have been satisfied, the Restricted Stock may not be sold, transferred, pledge, assigned or otherwise alienated (the “Restrictions”).

Vesting Requirements.  Subject to the “Forfeiture of Restricted Stock” and “Change in Control” sections below, the Restricted Stock will vest in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant.  Upon vesting, shares of Restricted Stock will be released to you as soon as administratively practicable and the Restrictions with respect thereto will be removed.  If the vesting of any shares of Restricted Stock hereunder would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

Forfeiture of Restricted Stock.  Except as provided below, shares of Restricted Stock which are not vested at your termination of employment with the Company or its subsidiaries for any reason shall, coincident therewith, be forfeited and such shares shall be returned to the Company.

In addition, in the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all outstanding Restricted Stock awarded to you under this grant of Restricted Stock are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination.  The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

In the event you terminate employment prior to the third anniversary of the Date of Grant due to “Retirement,” 25% of the then outstanding Restricted Stock will immediately vest provided your termination date is on or after the first anniversary of the Date of Grant, and 50% of the then outstanding Restricted Stock will immediately vest provided your termination date is on or after the second anniversary of the Date of Grant.

For this purpose, the term “Retirement” means (a) voluntary termination of employment after attaining age 60 and completing at least 10 years of service with the Company or its subsidiaries, or (b) involuntary termination in connection with a reduction in force.

In the event your employment terminates by reason of your death or disability prior to the third anniversary of the Date of Grant, 100% of the then outstanding Restricted Stock shall immediately vest.

The Committee may, in its sole discretion, provide for additional vesting.

Change in Control.  If a Change in Control (as defined in the Plan) of the Company occurs, all outstanding Restricted Stock granted hereunder shall immediately vest as of the date such Change in Control occurs.  The vested shares of Restricted Stock shall be released as soon as administratively practicable.

Voting Rights and Dividends.  Beginning on the Grant Date and subject to the forfeiture provisions of this Agreement, you will have full voting rights and will be credited with cash dividends, if any, with respect to the Restricted Stock granted hereunder.

Tax Consequences.  The Company has been advised that, in the opinion of counsel, the grant awarded hereunder will have the following tax consequences under the present U. S. Federal tax laws and regulations:

For U.S. federal income tax purposes, you will be deemed to have received compensation taxable as ordinary income equal to you will be deemed to have received compensation taxable as ordinary income equal to the fair market value, as of the date of vesting, of the shares of Restricted Stock which vest.  Such income will be included in your taxable income and reported on IRS Form W-2 in the tax year in which the shares vest.  Alternatively, you may elect to have the Fair Market Value of the shares included in your taxable income and reported on IRS Form W-2 as of the Date of Grant.

In addition, all dividends paid, if any, to you with respect to unvested shares of Restricted Stock shall be considered wages paid to you by your employer and, therefore, shall be included in your taxable income and reported on IRS Form W-2 in the year in which such shares vest.

By acceptance of this letter, you agree that upon the vesting of any shares of Restricted Stock issued to you, you will promptly pay to the Company the amount of income tax which the Company is required to withhold in connection with the income realized by you as a result of such lapse of the restrictions (unless you have previously made the election, and paid the tax, referred to above) and that, failing such payment by you, the Company is authorized to withhold such amount from subsequent salary payments.

Securities and Exchange Commission Requirements.  If you are a Section 16 insider, this grant of Restricted Stock must be reported on a Form 4 before the end of the second (2) business day following the Date of Grant.  Please be aware that if you are going to reject the grant of Restricted Stock hereunder, you should do so immediately after the Date of Grant to avoid potential Section 16 liability.  Please advise Kathy Peres and Renee Hack immediately by e-mail, fax or telephone call if you intend to reject this grant.

Absent such notice of rejection, we will prepare and file the required Form 4 on your behalf within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status.  Others may become Section 16 insiders at some future date, in which case reporting will be required in the same manner noted above.

Other Information.  Neither the action of the Company in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.